Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	MCI
Claire Hassett
1-800-644-NEWS

MCI COMPLETES TENDER OFFER FOR DIGEX

ASHBURN, Va. — November 17, 2003 — MCI (WCOEQ, MCWEQ) today announced that its tender offer for all of the outstanding shares of Class A Common Stock of Digex, Incorporated (OTCBB: DIGX) expired at 5:00 p.m., New York City time, on November 14, 2003. MCI has accepted for purchase and payment all of the shares that were validly tendered as of the expiration date of the offer.

The preliminary results of the offer show that 19,114,996 shares were validly tendered (and not properly withdrawn). Such tendered shares, together with 347,346 shares subject to notices of guaranteed delivery, represent approximately 76.3% of the outstanding shares of Class A Common Stock. The minimum condition of the offer required that at least 74.3% of the outstanding shares be tendered in the offer.

The expiration of the offer will be followed by a “short-form” merger between Digex Acquisition, Inc., an indirect wholly owned subsidiary of MCI, and Digex, with Digex as the surviving company. MCI intends to complete the merger as soon as practicable. As a result of the merger, Digex will become an indirect wholly owned subsidiary of MCI.

Georgeson Shareholder Communications Inc. is acting as the Information Agent in connection with the tender offer and can be contacted at (212) 440-9800 (for banks and brokers) or (866) 295-8105 (toll free for all others).

The agreements, as well as other documentation relating to the offer, may be obtained free of charge at the SEC’s web site, www.sec.gov, or by contacting Georgeson Shareholder Communications. Digex stockholders and other interested parties are urged to read the documentation relating to the offer because it contains important information.

ABOUT WORLDCOM, INC.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

ABOUT DIGEX

Digex is a leading provider of enterprise hosting services. Digex customers, from Fortune 1000 companies to leading Internet-based businesses, leverage Digex’s trusted infrastructure and advanced services to successfully deploy business-critical and mission-critical Web sites, enterprise applications and Web Services on the Internet. Additional information on Digex is available at www.digex.com.

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